Titan Machinery Inc. Announces Results for Fiscal First Quarter Ended April 30, 2019

- Revenue for First Quarter of Fiscal 2020 Increased 14.2% to $278 million -
- Retired Remaining Senior Convertible Note Principal Balance on May 1, 2019 -
- Company Updates Fiscal 2020 Modeling Assumptions -

West Fargo, ND – May 30, 2019 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal first quarter ended April 30, 2019.

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, "We generated solid top and bottom line results during the fiscal first quarter by achieving healthy growth across all segments of our business despite challenging industry conditions that continue to persist. We are particularly pleased with strong increases in our higher margin parts and service businesses, in which sales grew double digits in the quarter. The solid performance in this area, combined with higher equipment sales, drove increased profitability across all segments versus the prior year period."
Fiscal 2020 First Quarter Results
Consolidated Results
For the first quarter of fiscal 2020, revenue was $278.3 million, compared to $243.7 million in the first quarter last year. Equipment sales were $194.0 million for the first quarter of fiscal 2020, compared to $167.8 million in the first quarter last year. Parts sales were $51.9 million for the first quarter of fiscal 2020, compared to $46.9 million in the first quarter last year. Revenue generated from service was $22.8 million for the first quarter of fiscal 2020, compared to $20.0 million in the first quarter last year. Revenue from rental and other was $9.6 million for the first quarter of fiscal 2020, compared to $9.0 million in the first quarter last year.

Gross profit for the first quarter of fiscal 2020 was $53.9 million, compared to $47.6 million in the first quarter last year. The increase in gross profit was driven by higher revenue. Gross profit margins decreased 10 basis points to 19.4% versus the comparable period last year due to slightly lower equipment margins and a shift in gross profit mix.

Operating expenses increased by $5.8 million to $52.6 million, or 18.9% of revenue, for the first quarter of fiscal 2020, compared to $46.7 million, or 19.2% of revenue, for the first quarter of last year. Current quarter expenses were impacted by our AGRAM acquisition in the third quarter of fiscal 2019, costs associated with the transition of our enterprise resource planning ("ERP") application, as well as higher variable expenses, such as commissions, on the increased revenues.

Floorplan interest expense of $0.9 million for the first quarter of fiscal 2020 decreased $0.5 million compared to the first quarter of last year.

In the first quarter of fiscal 2020, net loss was $0.4 million, or loss per diluted share of $0.02, compared to net loss of $1.6 million, or loss per diluted share of $0.07 for the first quarter of last year.

On an adjusted basis, net income for the first quarter of fiscal 2020 was $0.5 million, or adjusted earnings per diluted share of $0.02, compared to adjusted net loss of $1.6 million, or adjusted loss per diluted share of $0.07, for the first quarter of last year.

Adjusted EBITDA was $6.3 million in the first quarter of fiscal 2020, compared to $5.3 million in the first quarter of last year.

Segment Results
Agriculture Segment - Revenue for the first quarter of fiscal 2020 was $153.8 million, compared to $142.0 million in the first quarter last year. The increase in revenue was primarily the result of increased equipment revenue compared to a weaker first quarter in the prior year. Pre-tax income for the first quarter of fiscal 2020 was $1.9 million, compared to pre-tax income of $1.3 million in the first quarter last year.

Construction Segment - Revenue for the first quarter of fiscal 2020 was $70.7 million, compared to $61.0 million in the first quarter last year. The increase in revenue was primarily the result of increased equipment revenue. Pre-tax loss for the first quarter of fiscal 2020 was $2.2 million, compared to a pre-tax loss of $2.9 million in the first quarter last year. Adjusted pre-tax loss for the first quarter of fiscal 2020 was $2.1 million, compared to an adjusted pre-tax loss of $2.9 million in the first quarter last year.

International Segment - Revenue for the first quarter of fiscal 2020 was $53.8 million, compared to $40.7 million in the first quarter last year. The increase in revenue was the result of revenue contributed by our AGRAM business following our acquisition in the third quarter of fiscal 2019 and a same-store sales increase in our other international markets. Pre-tax income for the first quarter of fiscal 2020 was $0.2 million, compared to pre-tax loss of $0.1 million in the first quarter last year.
Balance Sheet and Cash Flow
The Company ended the first quarter of fiscal 2020 with $63.3 million of cash. The Company’s inventory level increased to $568.3 million as of April 30, 2019, compared to $491.1 million as of January 31, 2019. This inventory increase includes a $72.8 million increase in equipment inventory, which reflects an increase in new equipment inventory of $94.3 million, partially offset by a $21.5 million decrease in used equipment inventory. The Company had $374.3 million outstanding floorplan payables on $640.0 million total floorplan lines of credit as of April 30, 2019, compared to $273.8 million outstanding floorplan payables as of January 31, 2019. The increase in our floorplan payable balance is primarily due to increased equipment inventory levels.

Following the end of the first quarter of fiscal 2020, on May 1, 2019, the maturity date of our senior convertible notes, the Company repaid the remaining outstanding principal balance of $45.6 million.

In the first three months of fiscal 2020, the Company’s net cash provided by operating activities was $2.9 million, compared to net cash used for operating activities of $27.0 million in the first three months of fiscal 2019. The Company evaluates its cash flow from operating activities net of all floorplan payable activity and maintaining a constant level of equity in its equipment inventory. Taking these adjustments into account, adjusted net cash used for operating activities was $37.4 million in the first three months of fiscal 2020, compared to $25.6 million in the first three months of fiscal 2019.

Mr. Meyer concluded, "Our management of the business through this prolonged challenging agriculture cycle has provided us with the infrastructure to drive profitability in difficult markets. We continue to strengthen our balance sheet with the retirement of our senior convertible notes earlier this month and look forward to carrying the top and bottom line momentum through the balance of fiscal 2020."

Updated Fiscal 2020 Modeling Assumptions
The following are the Company's current expectations for fiscal 2020 modeling assumptions:

	Current Assumptions	Previous Assumptions
Segment Revenue
Agriculture	Flat	Flat
Construction	Up 5-10%	Up 0-5%
International(1)	Up 10-15%	Up 10-15%

Diluted EPS	$0.50 - $0.70	$0.50 - $0.70
Adjusted Diluted EPS(2)	$0.75 - $0.95	$0.75 - $0.95

(1)Includes the full year impact of our AGRAM acquisition completed on July 2, 2018.
(2)Excludes approximately $0.25 per diluted share impact of anticipated ERP-related expenses to be incurred with external consultants/vendors as well as the incremental impact of accelerated amortization of our existing ERP platform such that the assets are fully amortized when replaced, which is anticipated to occur in the first half of fiscal 2021.

Quarter Ended April 30, 2018 Revenue and Cost of Revenue Amounts
The revenue and cost of revenue amounts reported for the three-month period ended April 30, 2018 are presented on an as corrected basis following the correction of an immaterial error as previously reported in our Annual Report on Form10-K for the fiscal year ended January 31, 2019. See this Annual Report on Form 10-K and the to-be-filed quarterly report on Form 10-Q for the three months ended April 30, 2019 for additional information.
Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 705-6003 from the U.S. International callers can dial (201) 493-6725. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, June 13, 2019, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13690287.

A copy of the presentation that will accompany the prepared remarks on the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.
Non-GAAP Financial Measures
Within this release, the Company refers to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. The Company believes that these non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP measures. Generally, the non-GAAP measures include adjustments for items such as costs associated with our restructuring activities, impairment charges, and the charges associated with our ERP transition. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this release and the Company's financial statements and other publicly filed reports. Non-GAAP measures presented in this release may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of adjusted financial measures used in this release to their most directly comparable GAAP financial measures. These reconciliations are attached to this release. The tables included in the Non-GAAP Reconciliations section reconcile net income (loss), diluted earnings (loss) per share, income (loss) before income taxes, and net cash prov ided by (used for) operating activities (all GAAP financial measures) for the periods presented to adjusted net income (loss), adjusted EBITDA, adjusted diluted earnings (loss) per share, adjusted income (loss) before income taxes, and adjusted net cash provided by (used for) operating activities (all non-GAAP financial measures) for the periods presented.
About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations in North America and Europe. The network consists of US locations in Arizona, Colorado, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, South Dakota, Wisconsin and Wyoming and its European stores are located in Bulgaria, Germany, Romania, Serbia and Ukraine. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital.  Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.
Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Forward-looking statements made in this release, which may include statements regarding Agriculture, Construction, and International segment initiatives and improvements, segment revenue realization, growth and profitability expectations, inventory expectations, leverage expectations, agricultural and construction equipment industry conditions and trends, and modeling assumptions and expected results of operations for the fiscal year ending January 31, 2020, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to reduce inventory levels, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Other than required by law, Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained in this release to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
John Mills, jmills@icrinc.com
Partner
646-277-1254

TITAN MACHINERY INC.
Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	April 30, 2019	January 31, 2019
Assets
Current Assets
Cash	$63,331	$56,745
Receivables, net of allowance for doubtful accounts	85,853	77,500
Inventories	568,262	491,091
Prepaid expenses and other	12,229	15,556
Total current assets	729,675	640,892
Noncurrent Assets
Property and equipment, net of accumulated depreciation	144,794	138,950
Operating lease assets	97,404	—
Deferred income taxes	3,091	3,010
Goodwill	1,631	1,161
Intangible assets, net of accumulated amortization	7,343	7,247
Other	1,168	1,178
Total noncurrent assets	255,431	151,546
Total Assets	$985,106	$792,438

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$26,039	$16,607
Floorplan payable	374,271	273,756
Senior convertible notes	45,644	45,249
Current maturities of long-term debt	2,628	2,067
Current operating lease liabilities	12,137	—
Deferred revenue	35,394	46,409
Accrued expenses and other	30,091	36,364
Total current liabilities	526,204	420,452
Long-Term Liabilities
Long-term debt, less current maturities	23,871	20,676
Operating lease liabilities	95,375	—
Deferred income taxes	4,341	4,955
Other long-term liabilities	6,573	11,044
Total long-term liabilities	130,160	36,675
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	248,534	248,423
Retained earnings	83,319	89,228
Accumulated other comprehensive loss	(3,111)	(2,340)
Total stockholders' equity	328,742	335,311
Total Liabilities and Stockholders' Equity	$985,106	$792,438

TITAN MACHINERY INC.
Consolidated Condensed Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended April 30,
	2019	2018
Revenue
Equipment	$193,956	$167,770
Parts	51,938	46,863
Service	22,831	20,036
Rental and other	9,567	9,045
Total Revenue	278,292	243,714
Cost of Revenue
Equipment	173,154	149,223
Parts	36,814	33,238
Service	7,483	6,866
Rental and other	6,941	6,829
Total Cost of Revenue	224,392	196,156
Gross Profit	53,900	47,558
Operating Expenses	52,555	46,727
Impairment of Long-Lived Assets	135	—
Income from Operations	1,210	831
Other Income (Expense)
Interest income and other income (expense)	794	385
Floorplan interest expense	(877)	(1,350)
Other interest expense	(1,642)	(2,031)
Loss Before Income Taxes	(515)	(2,165)
Benefit from Income Taxes	(70)	(551)
Net Loss	(445)	(1,614)

Diluted Earnings (Loss) per Share	$(0.02)	$(0.07)
Diluted Weighted Average Common Shares	21,872	21,734

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended April 30,
	2019	2018
Operating Activities
Net loss	$(445)	$(1,614)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities
Depreciation and amortization	6,064	5,526
Impairment	135	—
Other, net	3,761	807
Changes in assets and liabilities
Inventories	(78,254)	(42,351)
Manufacturer floorplan payable	89,599	24,653
Other working capital	(18,008)	(14,047)
Net Cash Provided by (Used for) Operating Activities	2,852	(27,026)
Investing Activities
Property and equipment purchases	(5,490)	(2,813)
Proceeds from sale of property and equipment	416	411
Acquisition consideration, net of cash acquired	(2,972)	—
Other, net	8	(184)
Net Cash Used for Investing Activities	(8,038)	(2,586)
Financing Activities
Net change in non-manufacturer floorplan payable	12,772	47,376
Net proceeds from (payments on) long-term debt and finance leases	(505)	(13,419)
Other, net	(492)	(607)
Net Cash Provided by Financing Activities	11,775	33,350
Effect of Exchange Rate Changes on Cash	(3)	120
Net Change in Cash	6,586	3,858
Cash at Beginning of Period	56,745	53,396
Cash at End of Period	$63,331	$57,254

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended April 30,
	2019	2018	% Change
Revenue
Agriculture	$153,775	$141,954	8.3%
Construction	70,743	61,044	15.9%
International	53,774	40,716	32.1%
Total	$278,292	$243,714	14.2%

Income (Loss) Before Income Taxes
Agriculture	$1,876	$1,323	41.8%
Construction	(2,222)	(2,897)	23.3%
International	216	(87)	n/m
Segment income (loss) before income taxes	(130)	(1,661)	92.2%
Shared Resources	(385)	(504)	23.6%
Total	$(515)	$(2,165)	76.2%

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended April 30,
	2019	2018
Adjusted Net Income (Loss)
Net Income (Loss)	$(445)	$(1,614)
Adjustments
ERP transition costs	1,016	—
Impairment charges	135	—
Total Pre-Tax Adjustments	1,151	—
Less: Tax Effect of Adjustments (1)	242	—
Total Adjustments	909	—
Adjusted Net Income (Loss)	$464	$(1,614)

Adjusted Diluted EPS
Diluted EPS	$(0.02)	$(0.07)
Adjustments (2)
ERP transition costs	0.05	—
Impairment charges	—	—
Total Pre-Tax Adjustments	0.05	—
Less: Tax Effect of Adjustments (1)	0.01	—
Total Adjustments	0.04	—
Adjusted Diluted EPS	$0.02	$(0.07)

Adjusted Income (Loss) Before Income Taxes
Income (Loss) Before Income Taxes	$(515)	$(2,165)
Adjustments
ERP transition costs	1,016	—
Impairment charges	135	—
Total Adjustments	1,151	—
Adjusted Income (Loss) Before Income Taxes	$636	$(2,165)

Adjusted Income (Loss) Before Income Taxes - Construction
Income (Loss) Before Income Taxes	$(2,222)	$(2,897)
Impairment charges	135	—
Adjusted Income (Loss) Before Income Taxes	$(2,087)	$(2,897)

Adjusted EBITDA
Net Income (Loss)	$(445)	$(1,614)
Adjustments
Interest expense, net of interest income	518	1,900
Provision for (benefit from) income taxes	(70)	(551)
Depreciation and amortization	6,064	5,526
EBITDA	6,067	5,261
Adjustments
ERP transition costs (excluding depreciation)	99	—
Impairment charges	135	—
Total Adjustments	234	—
Adjusted EBITDA	$6,301	$5,261

Adjusted Net Cash Provided By (Used for) Operating Activities
Net Cash Provided by (Used for) Operating Activities	$2,852	$(27,026)
Net Change in Non-Manufacturer Floorplan Payable	12,772	47,376
Adjustment for Constant Equity in Inventory	(52,996)	(45,998)
Adjusted Net Cash Provided By (Used for) Operating Activities	$(37,372)	$(25,648)

(1) The tax effect of adjustments, all of which were U.S. related items, was calculated using a 21% tax rate. The rate was determined based on a 21% federal statutory rate and no impact for state taxes given our valuation allowance against state net operating loss carryforwards.

(2) Adjustments are net of amounts allocated to participating securities where applicable.